Issuer Free Writing Prospectus Filed Pursuant to Rule 433

supplementing the

Preliminary Prospectus Supplement dated February 20, 2024

Registration No. 333-277039

MARRIOTT INTERNATIONAL, INC.

$500,000,000 4.875% Series NN Notes due 2029

$1,000,000,000 5.300% Series OO Notes due 2034

PRICING TERM SHEET

Dated: February 20, 2024

4.875% Series NN Notes due 2029

Issuer:	Marriott International, Inc. (the “Company”)

Anticipated Ratings (Moody’s / S&P)*:	Baa2 / BBB

Security:	4.875% Series NN Notes due 2029 (the “Series NN Notes”)

Aggregate Principal Amount:	$500,000,000

Maturity Date:	May 15, 2029

Coupon:	4.875%

Interest Payment Dates:	May 15 and November 15, commencing on May 15, 2024

Day Count Convention:	360-day year consisting of twelve 30-day months

Price to Public:	98.788% of the principal amount

Benchmark Treasury:	4.000% due January 31, 2029

Benchmark Treasury Price / Yield:	98-29+ / 4.244%

Spread to Benchmark Treasury:	90 basis points

Yield to Maturity:	5.144%

Optional Redemption Provisions:	Prior to April 15, 2029 (one month prior to their maturity date) (the “Series NN Par Call Date”), the Company may redeem the Series NN Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest on the Series NN Notes discounted to the redemption date (assuming the Series NN Notes matured on the Series NN Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the Series NN Notes to be redeemed, plus, in either case, accrued and unpaid interest on the Series NN Notes to the redemption date.

On or after the Series NN Par Call Date, the Company may redeem the Series NN Notes, in whole or in part, at any time and from time to time, at its option, at a redemption price equal to 100% of the principal amount of the Series NN Notes being redeemed plus accrued and unpaid interest on the Series NN Notes to the redemption date.

Change of Control:	Issuer repurchase offer required following certain changes of control as described in the Preliminary Prospectus Supplement dated February 20, 2024.

Trade Date:	February 20, 2024

Expected Settlement Date:	February 22, 2024 (T+2)

CUSIP / ISIN:	571903 BP7 / US571903BP73

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:

Deutsche Bank Securities Inc.

Citigroup Global Markets Inc.

Fifth Third Securities, Inc.

Wells Fargo Securities, LLC

BofA Securities, Inc.

J.P. Morgan Securities LLC

Scotia Capital (USA) Inc.

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

Goldman Sachs & Co. LLC

Senior Co-Managers:

HSBC Securities (USA) Inc.

ICBC Standard Bank Plc

PNC Capital Markets LLC

TD Securities (USA) LLC

Siebert Williams Shank & Co., LLC

Loop Capital Markets LLC

Capital One Securities, Inc.

BNY Mellon Capital Markets, LLC

UniCredit Capital Markets LLC

NatWest Markets Securities Inc.

Standard Chartered Bank

5.300% Series OO Notes due 2034

Issuer:	Marriott International, Inc. (the “Company”)

Anticipated Ratings (Moody’s / S&P)*:	Baa2 / BBB

Security:	5.300% Series OO Notes due 2034 (the “Series OO Notes”)

Aggregate Principal Amount:	$1,000,000,000

Maturity Date:	May 15, 2034

Coupon:	5.300%

Interest Payment Dates:	May 15 and November 15, commencing on May 15, 2024

Day Count Convention:	360-day year consisting of twelve 30-day months

Price to Public:	98.698% of the principal amount

Benchmark Treasury:	4.000% due February 15, 2034

Benchmark Treasury Price / Yield:	97-26+ / 4.269%

Spread to Benchmark Treasury:	120 basis points

Yield to Maturity:	5.469%

Optional Redemption Provisions:	Prior to February 15, 2034 (three months prior to their maturity date) (the “Series OO Par Call Date”), the Company may redeem the Series OO Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest on the Series OO Notes discounted to the redemption date (assuming the Series OO Notes matured on the Series OO Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the Series OO Notes to be redeemed, plus, in either case, accrued and unpaid interest on the Series OO Notes to the redemption date.

On or after the Series OO Par Call Date, the Company may redeem the Series OO Notes, in whole or in part, at any time and from time to time, at its option, at a redemption price equal to 100% of the principal amount of the Series OO Notes being redeemed plus accrued and unpaid interest on the Series OO Notes to the redemption date.

Change of Control:	Issuer repurchase offer required following certain changes of control as described in the Preliminary Prospectus Supplement dated February 20, 2024.

Trade Date:	February 20, 2024

Expected Settlement Date:	February 22, 2024 (T+2)

CUSIP / ISIN:	571903 BQ5 / US571903BQ56

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:

Deutsche Bank Securities Inc.

Citigroup Global Markets Inc.

Fifth Third Securities, Inc.

Wells Fargo Securities, LLC

BofA Securities, Inc.

J.P. Morgan Securities LLC

Scotia Capital (USA) Inc.

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

Goldman Sachs & Co. LLC

Senior Co-Managers:

HSBC Securities (USA) Inc.

ICBC Standard Bank Plc

PNC Capital Markets LLC

TD Securities (USA) LLC

Siebert Williams Shank & Co., LLC

Loop Capital Markets LLC

Capital One Securities, Inc.

BNY Mellon Capital Markets, LLC

UniCredit Capital Markets LLC

NatWest Markets Securities Inc.

Standard Chartered Bank

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Fifth Third Securities, Inc. at 1-800-416-8714 and Wells Fargo Securities, LLC toll-free at 1-800-645-3751.